UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[ ]  Definitive Proxy Statement                 Commission Only (as permitted
[ ]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                              Espre Solutions, Inc.
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                (Name of Registrant as Specified In Its Charter)

                       Espre Shareholder's Committee (ESC)
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                                     PROXY

                       ESPRE SHAREHOLDERS COMMITTEE (ESC)

The undersigned shareholder(s) of Espre Solutions, Inc. a Nevada Corporation, appoints Joseph Saline, Chris Wilson and Dave Della, any one acting alone, as proxy and attorney-in-fact, with full power of substitution, to represent the undersigned at the Special Shareholders Meeting on May 16th, 2009 and/or at any adjournment, postponement or continuance of that meeting and/or at any regular annual shareholder's meeting held during 2009.

The proxy holder shall be entitled to vote all shares of Espre common stock that the undersigned would be entitled to vote if personally present, for or against any proposal, including the election of members of the Board of Directors, and any and all matters that may come before the meeting, in accordance with the instructions noted on the enclosed proxy form.

Shareholder(s):

Espre Solutions, Inc. is currently in bankruptcy. There is a plan in place, already filed by the Espre Board of Directors with the bankruptcy court, to liquidate your positions as shareholders. Espre management has submitted a reorganization plan that cancels all the existing common stock and replaces it with new stock. This translates to zero value for you and all of the individuals who invested to develop this company.

A group of concerned shareholders, the Espre Shareholders Committee (ESC) is working to return Espre to its original focus and profit potential. We have no confidence that the current board can provide the leadership to successfully deliver on the company's capabilities at this critical juncture. We need your support. Please take the time to review the information in this transmittal. Then complete, sign, date and return the enclosed proxy. Our committee is in the process of moving forward with legal representation with a litigator and a bankruptcy attorney. Our objective is to reinstate your stock by presenting an alternative plan to the bankruptcy court. That plan will propose new management, including directors, who will resume company efforts to pursue already identified as well as new potential revenue sources.

                                 PROXY STATEMENT

The Espre Shareholder's Committee (ESC), representing owners of more than 25% of the current outstanding shares, has requested a special shareholder's meeting be held on May 16, 2009. Because of delays by Espre management and the lengthy process to contact shareholders holding shares in street name or/and with brokers, the meeting will likely occur at a later date. The primary purpose of the meeting is to elect six ESC members as new directors of Espre in accordance with our bylaws.

THE ESPRE SHAREHOLDER'S COMMITTEE (ESC) IS MAKING THIS PROXY SOLICITATION ON BEHALF OF ITS MEMBERS AND NOT ON BEHALF OF ESPRE'S CURRENT MANAGEMENT OR BOARD OF DIRECTORS.

The ESC has requested that this solicitation be made as part of Espre's `notice of meeting' with specified date, location and time, which should be mailed to all shareholders at least two weeks before the scheduled meeting date. If the company does not cooperate, this solicitation may be made directly by ESC by mail, Email, facsimile and telephone. Funds expended to date are approximately $2,000 and are expected to total less than $10,000. All costs will initially be borne by ESC but reimbursement will be sought from the registrant with approval of its board of directors at a later date. According to information available to ESC there are approximately 362 million shares outstanding and eligible to be voted at the special shareholder meeting. Each share may cast one vote for each board candidate and/or meeting item to be considered. Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A quorum may not consist of less than 1/3 of the outstanding shares eligible to vote.

Following are the principal coordinators of the ESC, none of whom are being compensated:

Name & Address                    Occupation           Securities Held
--------------                    ----------           ---------------

Joseph P. Saline Jr.            Retired                   12,014,500
5838 Redondo Dr.
Bonsall, CA  92003

Christopher Wilson              Business Owner             1,964,243
2 West Rd
South Salem, NY  10590

David Della Sr                  Business Owner               346,000
2906 Eagleville Rd.
Audubon, PA 19403

                  WHY YOU'RE RECEIVING THIS PROXY SOLICITATION

An investor who holds a senior convertible note, the Dalcor group, has forced Espre into unnecessary and destructive bankruptcy proceedings. The recovery plan Espre has submitted to the bankruptcy court proposes to eliminate your and all other equity positions. The ESC members believe your investment in Espre is being manipulated by a single investor, who we believe controls the Dalcor Group. Control of the company has been taken from the original management team. The new management has completely dismantled the technical and sales teams and has placed the company into bankruptcy in order to protect the Dalcor senior note. In reality, Dalcor is hijacking the company from the shareholders for its' sole benefit. However, the ESC members believe Espre remains perfectly capable of being very successful as originally envisioned if placed under new, competent management.

Please note that current management has not directly communicated with shareholders and is in violation of SEC rules by not holding annual meetings and elections of directors. Remember, management reports to the board of directors and in normal companies, the directors are elected by the shareholders. The directors are supposed to be YOUR representatives but you've never been allowed to vote for them. Annual shareholder meetings and director elections have not happened to date with Espre, even though it's almost five years old. Instead, the current director, appointed by the Dalcor interests, has brought this company to Bankruptcy, violated his fiduciary duty to shareholders and proceeded with actions benefitting Dalcor that are severely damaging to you and all other common shareholders.

The Espre Shareholder's Committee (ESC), representing more than 100 million (more than 25%) of the current 362 million outstanding shares has engaged the services of both paid and unpaid legal help to assist in our efforts to derail the current adverse bankruptcy filing and regain control of the company. We're currently proceeding on a two prong, parallel approach; 1) Appeal directly to the court with evidence of current management fraud, malfeasance and nonfeasance in order to stay the bankruptcy proceedings for at least 60 days and; 2) To gain control of the Board of Directors in order to work from within the company to rebuild the company.

Your ESC volunteer representatives have requested, in accordance with our bylaws, that Espre conduct a special shareholder's meeting to be held on May 16, 2009. (see letter below) So far, management has not honored that request. So, the meeting will likely occur at a later date, following anticipated litigation. The primary purpose of the meeting, whenever held, is to elect six ESC members as new directors of Espre in accordance with our bylaws. Those directors will represent the interests of the shareholders instead of just one creditor, Dalcor.

Mr. William Hopke, CEO and
Chairman of The Board of
Directors
Espre Solutions, Inc.

Dear Mr Hopke,

Shareholders owning in excess of 100 million shares of common stock of Espre Solutions, Inc. respectfully request that you call a `special meeting' of shareholders in accordance with Espre Bylaws sect. 1.2. The purpose of the meeting is to elect six (6) shareholder members of the Espre Shareholders Committee (ESC) to become directors of the Corporation in accordance with sect
2.6 of the bylaws. Their term of office shall be one year from the special meeting date or until the next annual shareholder's meeting whichever is later. Affidavits of support by the requesting shareholders are on file with the ESC attorney, Steven Skovron 215-885-0786.

Please arrange the meeting to be held at the corporate offices in Plano or such other local facility you select which will accommodate an estimated minimum of 50 persons. Request the meeting be held on Saturday, May 16th,2009. In advance of the meeting the ESC intends to solicit shareholder proxies for the election. We will shortly submit to the SEC, via Edgar, a formal proxy statement in accordance with SEC Sched 14A . That statement (including return proxy card) will also be provided to you for inclusion along with Espre's meeting notice to shareholders as of record date 1 April, 2009. Please arrange for the stock transfer agent and The Depository Trust and Clearing Corporation to expeditiously mail these items to all common shareholders .

Thank you in advance for your cooperation,

Joseph P. Saline Jr,
Espre Shareholder and ESC Representative

760-643-1796

If current management resists this special meeting initiative we will advise the SEC and appeal to the bankruptcy court to require Espre to comply. When successful, the new directors will have control of the board and will petition for the withdrawal of the current bankruptcy recovery filing and to present a new plan to the court within 90 days. That plan will reinstate your equity position and detail the opportunities available to Espre under changed, professional management.

The ESC members have uncovered a substantial amount of evidence questioning the legitimacy of the bankruptcy filing. That evidence will be submitted to the court by our lawyers. The purpose is to show that the initial bankruptcy filing itself is fraudulent and the current Espre recovery plan presented to the court does not fairly consider all stakeholders. It completely wipes out all equity (common stock) holders. It will show that many of the allegations in the court filings are at least inaccurate if not outright lies. The filing appears to be a blatant attempt by Dalcor to pirate the company from the shareholders.

IT IS THE BELIEF OF THE ESPRE SHAREHOLDERS COMMITTEE (ESC), AS DOCUMENTED WITH EVIDENCE, THAT THESE AND OTHER ISSUES DETRIMENTAL TO SHAREHOLDERS EXIST:

     * Current `Management' is apparently only interested in preserving Dalcor's interest. Dalcor `controls' only ~80 million of the ~ 362 million shares outstanding.

     * Dalcor can convert their `senior note' to controlling common shares but then they'd have to get in line like the rest of the shareholders now that they've filed for bankruptcy protection.

     * Espre Solutions, under the direction of William Hopke, CEO and Chairman of the Board, has been working under the direction of John W Hunter (Dalcor) to get sole ownership of this company and everything developed to date with your investment, including especially the valuable intellectual property.

     * William Hopke, in filing the Form 8 documents to the SEC, has done so on a fraudulent basis and the documentation to support that claim is being presented to the bankruptcy court. Our members have also reported this act to the SEC.

     * William Hopke and Mr. Hunter have been acting in a capacity that violates Espre's bylaws and SEC Regulations. There has been no SEC required annual financial report, shareholder's meeting, election of directors, etc.

     *    They've allowed the stock to be de-listed from the OTC Bulletin Board.

     * William Hopke has turned down revenue opportunities in the last six months which would have prevented the current dire financial status of Espre.

     * Hopke is completely ignoring the shareholders. He has not communicated directly with shareholders about ESPRE's progress/status/future plans.

     * Cancelling the shareholder value-added Blideo combination (announced by Espre in a press release last summer) is blatantly anti-shareholder, appearing to benefit only Dalcor's separate interest in Blideo by removing it from the Espre bankruptcy.

     * Management not pursuing common sense `corrections' to the `blue sky' and other `formation' legal issues is considered by the ESC to be gross malfeasance/non-feasance

     * Hopke has delayed pursuing sales opportunities developed in the past and has refused to pursue new sales opportunities proffered by interested persons.

The ESC intends to add six directors to Espre's board. Our candidates have extensive business and investment experience. They will act to stop the current movement to liquidate your positions. The proposed new shareholder/directors will take control of the Board of Directors from the current director (placed there by Dalcor) who also serves as officer and executive manager of Espre. The new directors will immediately re-establish a strong sales and marketing organization. We will request the key technical and marketing/salespeople, whose revenue deals were rejected and who then were subsequently fired by Hopke, to re-establish those contacts. We will initiate talks with those customers as soon as we gain control. We believe we can re-secure several of our former potential customers for almost immediate revenue creation. ESC expects to begin generating revenue within three months of takeover. Your ESC volunteers are working on such plans now.

We have prepared a very positive, preliminary, pro-forma revenue forecast that will be provided to the bankruptcy court to validate the viability of Espre as a valuable business and to demonstrate the gross mismanagement by the current Espre leadership. We will also shortly ask all the shareholders that were missed in the Blue-Sky filings to submit a waiver releasing Espre of any liability. This is important for our reorganization plan. This waiver is the only method we can think of to protect your interests at this time.

The ESC is working on a reorganization plan that will raise some working capital and re-shuffle management as necessary. This new capital investment plan is contingent upon the bankruptcy court finding that Dalcor's default is fraudulent and either negating or changing the terms of the original note in order for Espre to satisfy that creditor and others, over time, from earnings.

                          BOARD OF DIRECTORS CANDIDATES

ATTENTION SHAREHOLDERS: The Espre Shareholder's Committee has identified a slate of candidates for Espre's Board of Directors who we believe will best represent the interests of SHAREHOLDERS. Six shareholder director candidates are listed below and brief resumes are provided. Please be aware that these individuals have been long-time Espre investors and have been active in various aspects of the company's early development. You can be assured that these candidates are pledged to focus on SHAREHOLDER VALUE ahead of management, bondholder or other self-interests.

CANDIDATES:

1. Joe Saline (Organization & Planning Expertise)
2. Dave Della (Company Development & Former Espre Director)
3. Craig Tabler (Information Technology Expertise)
4. David Broderick (Sales & Marketing Expertise)
5. Eric Langford (Realty Development and Banking)
6. Bob Nimon (Technical Engineering Expertise)

BRIEF RESUMES:

JOSEPH P. SALINE JR.
Retired Aerospace Manager. Retired Colonel, USAF. Former Chairman of the Board, Orange County (Calif.) Chamber of Commerce. Former Board Member, Commonwealth Energy Corp. Board member, InterBill Corp. Bachelor of Mechanical Engineering; Master of Science in Industrial Administration. Forty years investment experience including numerous start-up companies. Experienced industrial manager, efficiency expert, business planner and organizational specialist. Long term investor and advisor, Espre Solutions.

DAVID DELLA SR.
Owned, developed and sold various businesses for more than thirty years. CEO of own company and former member of board of directors for several small companies. Owner of David Della Broker, Inc. in Pennsylvania. Currently owns and develops Industrial real estate as part of brokerage compamy operations. Formerly advisor and member of Board of Directors of ESPRE Solutions. Sells business's for others and buys and sells companies after build up.

CRAIG TABLER
Owner, Internet Security Solutions, Inc., Charlotte, NC. Extensive Information Technology (IT) experience. Provides "IT Concierge" consultant services for small businesses that are not large enough for internal IT staff. Nearly 30 years computer industry experience with specialized expertise in local area network computing. Espre software technical advisor. Partner in group providing outsource marketing of Espre products to Fortune 500 companies.

DAVID BRODERICK
Business and marketing consultant. Advisory board member for i2Telecom and Virenta Associates. President & Founder of Broderick and Associates, marketing and consulting firm, in 1981. Provides specialty services including the creation, implementation and management of marketing events and opportunities for Fortune 500 companies, such as Pepsico, Sprint, Ford Motor Company and Lexus. Consultant and advisor to former Espre management on business opportunities.

ERIC LANGFORD
Owner/CEO Langford Property Company, Dallas, TX. Invests in and develops real estate, specializing in large commercial properties. Previously, senior vice president, Texas for Opus West Corporation and senior vice president for Koll Development. Founder and director of T Bank, N.A. and President of Viewplicity, LLC. Founding president of North Texas Commercial Association of Realtors and recipient of Stemmons Service Award.

BOB NIMON
More than 30 years experience creating, designing and managing development of technical products. Currently, an independent management and business development consultant. Consultant roles include engagements as President, VP Engineering, Chief Technical Officer, System Architect, etc. Specializes in engineering strategy, system architecture and management. Holds several patents in various disciplines including packet switching and video technology. Formerly new product development manager for leading edge telecommunications equipment manufacturer. Owned, operated and sold company that performed turnkey, fixed price development projects involving hardware, software and digital signal processing disciplines. Technical expertise in workflow management tools, automated test equipment, software productivity, telecommunications applications, internet video/audio delivery, enterprise applications, industrial automation and fault-tolerant multiprocessor systems.

                                     SUMMARY

Espre is a valuable company that can become successful almost immediately. Our Company still has the great potential that caused you to invest. However, today, the ESC believes Espre is being grossly mismanaged for the benefit of Dalcor and to the detriment of all other shareholders (YOU!). The current bankruptcy court legal challenge by the ESC is your only hope of salvaging your investment unless you want to personally pursue individual, costly legal actions. With your help we will show Dalcor that the legal system does work when shareholders assert and defend their rights. Through ESC's current legal efforts we intend to bring these individuals to justice and save the shareholder's interests. You must understand that your shares today are essentially WORTHLESS. The ESC shareholders who will represent you are not being compensated but they do ask that everyone respond quickly so we can help save your investment. You must complete, sign, date and return the enclosed proxy directly to the ESC per the proxy directions - TODAY.

If you would like to actively participate as a member of the ESC we welcome your support. To do so please Email your contact information, including name, mailing address, telephone number and number of shares held to: drwilson99@aol.com

                            SHAREHOLDER RETURN PROXY

                                     (DRAFT)

The Espre Shareholder's Committee (ESC) [not Espre's current Board of Directors/Management] requests that you complete, sign, date and mail this proxy as soon as possible. This proxy authorizes the ESC holder to vote in your name for Espre Board of Director candidates and such other business as may properly be presented to the Espre special or annual shareholder's meeting or any continuance or postponement thereof during 2009. It may be revoked by you any time before or at such meeting(s). Please mark the first, large box only, so we may vote your shares on all issues.

[ ] I authorize the holder of this proxy to vote all my shares for what the holder judges to be in the best interests of the shareholders.

[ ]  Withhold Authority

If you don't want the proxy holder to vote for specific candidate(s), cross out only those names below:

          Joseph Saline         David Della          Craig Tabler

          David Broderick       Eric Langford        Bob Nimon


Shareholder also agrees to any waiver of meeting notice in accordance with Espre bylaw sect 1.5.

________________________________ Print name(s) as shown on share certificates
_____ Total # of shares

________________________________ Signature(s)    ___________________ Date Signed

________________________________ Email address   ___________________ Title
                                                           (if Trustee or Corp.)

Note:
Please sign exactly as your name appears on the stock certificate. When shares are held by more than one person, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please provide title as such. If corporation or partnership use authorized signatures. Signer hereby revokes all proxies previously given (if any) Completing proxy but failing to check any boxes will give holder complete voting discretion for all shares held.

Return proxy to: ESC c/o Joe Saline
                 5838 Redondo Dr
                 Bonsall, CA  92003